Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
ARTICLE I
1.	The name of the corporation is: Walgreen Co.

2.	The corporation was incorporated February 15, 1909 under the name: C. R. Walgreen and Co.

3.	Subsequent corporate names and the dates of their adoption are:

Name	Date Adopted
Walgreen Co.	April 13, 1916
ARTICLE II
     The address of its registered office in the State of Illinois on the date of this Restatement of Articles of Incorporation is: 801 Adlai Stevenson Drive, Springfield, IL 62703, and the name of its Registered Agent at said address is: Illinois Corporation Service Company.
ARTICLE III
     The duration of the corporation is: Perpetual.
ARTICLE IV
     The purpose or purposes for which the corporation is organized are:
     To engage in any or all lawful acts or activities for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended (the “IBCA”).
ARTICLE V
     1. The aggregate number of shares which the Corporation is authorized to issue is 3,232,000,000 divided into two classes. The designation of each class, the number of shares of each class and the par value of the shares of each class, are as follows:

Class	Series (if any)	Number of Shares	Par Value
Preferred Shares	Issuable in Series	32,000,000	$.0625
	Junior Participating Preferred, Series A Preferred	9,845,642	$.0625
Common Shares	None	3,200,000,000	$.078125
     2. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:

SECTION A
The Preferred Shares
     1. The Preferred Shares may be issued in one or more series and with such designation for each such series sufficient to distinguish the shares thereof from the shares of all other series and classes, as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is hereby expressly authorized to divide the Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any series so established as to:
          (i) The rate per annum at which the holders of shares shall be entitled to receive dividends.
          (ii) The price at and the terms and conditions on which shares may be redeemed.
          (iii) The amount payable upon shares in event of involuntary liquidation.
          (iv) The amount payable upon shares in event of voluntary liquidation.
          (v) The sinking fund provisions, if any, for the redemption or purchase of shares.
          (vi) The terms and conditions on which shares may be converted, if the shares are issued with the privilege of conversion.
          The Board of Directors may increase the number of shares designated for any existing series by a resolution adding to such series authorized and unissued Preferred Shares not designated for any other series.
     2. All Preferred Shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times as provided in paragraph 3 of this Section A, may differ as to the dates from which dividends thereon shall be cumulative.
     3. Before any dividends on the Common Shares or on any other class or classes of stock of the Corporation, ranking junior to the Preferred Shares with respect to payment of dividends, shall be paid or declared or set apart for payment, the holders of Preferred Shares shall be entitled to receive when and as declared by the Board of Directors, cumulative cash dividends, out of any funds legally available for the declaration of dividends and in the case of each series at the rate per annum, and no more, for the particular series fixed in the resolution or resolutions providing for the issue of such series of Preferred Shares, adopted by the Board of Directors, payable quarterly on such dates, in each year, as may be fixed in such resolution or resolutions. With respect to each series of the Preferred Shares, such dividends shall be cumulative from the respective dates of issue thereof. No dividends shall be paid on any series of the Preferred Shares in respect of any dividend period unless all cumulative dividends accrued prior to said dividend period with respect to all Preferred Shares of each other series shall have been paid or declared and set aside for payment.
     4. The holders of Preferred Shares shall be entitled to vote as a class and otherwise as provided by law.
     5. Preferred Shares which have been redeemed or shall have been purchased, converted or otherwise acquired by the Corporation may thereafter be reissued under such terms and conditions, not inconsistent with the provisions of this Section A, as the Board of Directors may thereafter determine.
     6. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and before any distribution of the assets of the Corporation shall be made to or set apart for the holders of the Common Shares or of any other class of shares of the Corporation ranking junior to the Preferred Shares with respect to payment of dividends or upon dissolution, liquidation or winding up of the Corporation, the holders of the shares of each series of the Preferred Shares then outstanding shall be entitled to receive payment of such amount, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series; but such holders upon receipt of such payment shall be entitled to no further payment.
     7. In case of any liquidation, dissolution or winding up of the Corporation, if the amounts payable with respect to all series of Preferred Shares then outstanding are not paid in full, the shares of all series of the Preferred Shares shall share proportionately in accordance with the respective amounts which would be payable on said shares if all amounts payable were paid in full.
     8. A consolidation or merger of the Corporation with or into one or more corporations shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section A.
SECTION B
The Common Shares
     1. Subject to the limitations set forth in Section A of this Article V, the holders of Common Shares shall be entitled to dividends if, when and as the same shall be declared by the Board of Directors out of funds of the Corporation legally available therefor.
     2. The holders of Common Shares shall be entitled to vote as provided by law.
SECTION C
The Preferred and Common Shares
     No holder of any shares shall have any preemptive right to subscribe for or to acquire any additional shares of the corporation of the same or of any other class, whether now or hereafter authorized (including any shares held by the corporation in its treasury) or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares, excepting only such right, if any, as the Board of Directors, in its discretion from time to time shall determine and provide.
SECTION D
     Upon the effective date of this amendment and restatement, each presently issued and outstanding share of the Common Stock of this Corporation has a par value of $.078125 per share of Common Stock.
     3. PROVISIONS APPLICABLE TO CERTAIN BUSINESS COMBINATIONS
     3.01 The affirmative vote of the holders of not less than 80 percent of the outstanding shares of Common Stock of the Corporation shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any “Substantial Shareholder” (as hereinafter defined); provided, however, that such 80 percent voting requirement shall not be applicable if:
     (i) Such Business Combination was approved by at least two-thirds of the “Continuing Directors” (as hereinafter defined) of the Board of Directors of the Corporation; or
     (ii) The Cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of the Common Stock of the Corporation in such Business Combination is not less than the “Highest Per Share Price” (as hereinafter defined) paid by the Substantial Shareholder in acquiring any of its holdings of the Corporation’s Common Stock.
     3.02 For purposes of this paragraph 3 of Article V:
     (i) The term “Business Combination” shall include, without limitation, (a) any merger or consolidation of the Corporation, or any entity controlled by or under common control with the Corporation, with or into any Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (b) any merger or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, with or into the Corporation or any entity controlled by or under common control with the Corporation, (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, (in one transaction or a series of transactions) of all or substantially all of the property and assets of the Corporation, or any entity controlled by or under common control with the Corporation, to a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, (d) any purchase, lease, exchange, mortgage, pledge, transfer or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with the Substantial Shareholder, by the Corporation, or any entity controlled by or under common control with the Corporation, (e) any recapitalization of the Corporation that would have the effect of increasing the proportionate voting power of a Substantial Shareholder, and (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.
     (ii) The Term “Substantial Shareholder” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article by the shareholders of the Corporation (collectively, and as so in effect, the “Exchange Act”)), “Beneficially Owns” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 10 percent or more of the outstanding Common Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.
     (iii) Without limitation, any share of Common Stock of the Corporation that any Substantial Shareholder has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Substantial Shareholder and to be outstanding for purposes of clause (ii) above.
     (iv) For the purposes of subparagraph 3.01 (ii) of this paragraph 3 of Article V, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Shareholders or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.
     (v) The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder.
     (vi) A Substantial Shareholder shall be deemed to have acquired a share of the Common Stock of the Corporation at the time when such Substantial Shareholder became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Substantial Shareholder under the foregoing definition of Substantial Shareholder, if the price paid by such Substantial Shareholder for such shares is not determinable by a majority of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the closing market price per share on the New York Stock Exchange on the date when the Substantial Shareholder became the Beneficial Owner thereof.
     (vii) The term “Highest Per Share Price” as used in this paragraph 3 shall mean the highest price that can be determined to have been paid at any time by the Substantial Shareholder for any share or shares of Common Stock. In determining the Highest Per Share Price all purchases by the Substantial Shareholder shall be taken into account regardless of whether the shares were purchased before or after the Substantial Shareholder became a Substantial Shareholder. The Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the

Substantial Shareholder with respect to the shares of common stock of the Corporation acquired by the Substantial Shareholder. In the case of any Business Combination with a Substantial Shareholder, the Continuing Directors shall determine the Highest Per Share Price.
     3.03 The provisions set forth in this paragraph 3 may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of common stock of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal.
ARTICLE VI
     The class and number of shares issued on the date of adoption of this Amendment and Restatement of the Articles of Incorporation and the paid-in capital as of such date were:

				Paid-in
				Capital with
Class	Series (if any)	Number of Shares	Par Value	respect thereto
Preferred Shares	Issuable in Series	0	$.0625	$0
Common Shares	None	1,025,400,000	$.078125	$840,522,073.00
		Paid-in Capital:		$840,522,073.00
ARTICLE VII
     The foregoing Amended and Restated Articles I to VI and Articles VIII to IX, and the Amended and Restated Statement of Resolutions Establishing Series described below, are an amendment to and restatement of the Articles of Incorporation of Walgreen Co., effective as of the date of filing of the Articles of Amendment of Articles of Incorporation with the Secretary of State, and shall from that time supersede and stand in lieu of the corporation’s Articles of Incorporation. This Amendment and Restatement is being effected to: (i) amend the following provisions: Article IV (to expand the stated purpose of the corporation) and the Amended and Restated Statement of Resolutions Establishing Series (to lower the voting requirement in Section 10 thereof); and (ii) add Article IX.
ARTICLE VIII
     The Directors of the Corporation shall not be liable to the Corporation or to the shareholders of the Corporation for monetary damages for breach of fiduciary duties as a Director, provided that this provision shall not eliminate or limit the liability of the Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the IBCA or (iv) for any transaction from which the Director derived an improper personal benefit.

ARTICLE IX
1.	Notwithstanding any higher shareholder vote requirement set forth in the IBCA sections referenced in this Article (each of which is hereby superseded and replaced): (a) the affirmative vote of at least a majority of the votes of the shares entitled to vote on such matter (unless any class or series of shares is entitled to vote as a class in respect thereof, in which event such authorization shall require the affirmative vote of the holders of at least a majority of the outstanding shares of each class or series of shares entitled to vote as a class on such matter, and of the total outstanding shares entitled to vote on such matter) shall be required for the shareholders of the Corporation to approve: (i) any amendment of these Articles of Incorporation subject to a shareholder vote pursuant to Section 10.20 of the IBCA (or any successor thereto), (ii) a proposed merger, consolidation or exchange subject to a shareholder vote pursuant to Section 11.20(a) of the IBCA (or any successor thereto), (iii) a sale, lease, exchange or other disposition of assets subject to a shareholder vote pursuant to Section 11.60 of the IBCA (or any successor thereto), and (iv) a voluntary dissolution of this Corporation subject to a shareholder vote pursuant to Section 12.15(c) of the IBCA (or any successor thereto); and (b) the affirmative vote of at least a majority of the outstanding voting shares that are not owned by the interested shareholder shall be required for the shareholders of the Corporation to approve any proposed business combination with any interested shareholder subject to a shareholder vote pursuant to Section 11.75(a)(3) of the IBCA (or any successor thereto).

2.	The reference in Section 7.85(B)(i) of the IBCA (or any successor thereto) to “at least 80% of the combined voting power of the then outstanding shares” is hereby superseded and replaced by the phrase “at least a majority of the combined voting power of the then outstanding shares” for purposes of determining whether the shareholder vote requirement set forth in Section 7.85(B)(i) of the IBCA (or any successor thereto) has been satisfied with respect to the Corporation. Except as expressly modified hereby, the provisions of Section 7.85 of the IBCA (or any successor thereto) remain applicable to the Corporation and remain in full force and effect.
AMENDED AND RESTATED
STATEMENT OF RESOLUTIONS ESTABLISHING SERIES
     Pursuant to the provisions of “The Business Corporation Act of 1983,” the corporation hereby submits the following:
     1. The name of the corporation is Walgreen Co. (the “Corporation”).
     2. The Board of Directors on July 9, 1986 duly adopted a resolution establishing and designating one or more series and fixing and determining the relative rights and preferences thereof:
     Pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Incorporation, as amended, a series of Preferred Shares, $.0625 par value per share, of the Corporation (the “Preferred Shares”) was created, and that the designation and amount thereof, and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:
     Section 1. Designation and Amount. The shares of such series shall be designated as “Junior Participating Preferred, Series A” (the “Series A Preferred”) and the number of shares constituting such series shall be 9,845,642.
     Section 2. Dividends and Distributions.
          (A) Subject to the prior and superior rights of the holders of any series of Preferred Shares ranking prior and superior to the shares of Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Shares, $.078125 par value per share, of the Corporation (the “Common Shares”) and of any other shares ranking junior as to dividends to the Series A Preferred, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the twelfth day of September, December, March and June in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.0625 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.0625 per share on the Series A Preferred shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:
          (A) Each share of Series A Preferred shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.
          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
          (C) Except as set forth herein, holders of Series A Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.
     Section 4. Certain Restrictions.
          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:
               (i) declare or pay dividends on, or make any other distributions on, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;
               (ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except dividends paid ratably on the Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.
               (iii) redeem or purchase or otherwise acquire for consideration shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred; or

               (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares ranking on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as to the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     Section 5. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except distributions made ratably on the Series A Preferred and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the shares of Series A Preferred then outstanding shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
     Section 8. No Redemption. The shares of Series A Preferred shall not be redeemable.
     Section 9. Rank. The Series A Preferred shall rank junior to all other series of the Preferred Shares, as to the payment of dividends and the distribution of assets, unless the terms of such other series specifies to the contrary.
     Section 10. Amendment. The Amended and Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, voting together as a single class.